Exhibit 99.1

NEWS

PURE Bioscience Reports Second Quarter Results
Conference Call begins Today at 4:30 p.m. Eastern time

SAN DIEGO (March 16, 2012) – PURE Bioscience (NASDAQ: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for its second quarter ended January 31, 2012.

Revenue for the quarter was $221,000, compared with revenue of $68,000 for the same quarter of the prior year.  The net loss for the quarter was $2.2 million, or $0.05 per share, compared with a net loss of $2.5 million, or $0.07 per share, in the second quarter last year.

Revenue for the six months ended January 31, 2012 was $478,000, compared with revenue of $91,000 for the six months ended January 31, 2011. The net loss for the six months ended January 31, 2012 was $4.6 million, or $0.11 per share, compared with a net loss of $4.5 million, or $0.12 per share, for the six months ended January 31, 2011.

As of January 31, 2012, the Company had cash and cash equivalents of approximately $626,000.

Michael L. Krall, President and CEO of PURE Bioscience, stated, “During the first half of this fiscal year, we worked to establish the marketing groundwork necessary to develop awareness and acceptance in our key markets for PURE Hard Surface in janitorial services for healthcare facilities, institutions and schools, as well as for use in food processing and oil and gas.  The technical sales cycle required to elicit a change from entrenched products to PURE Hard Surface is a process that often includes additional testing, introductory trials and extensive education and guidance.  In addition, the long evaluation process is often followed by a complex approval process.  We believe that our comprehensive marketing efforts are establishing a foundation for meaningful future sales in multiple channels, and we are beginning to show positive results.  We have already sold more in the first six months of this fiscal year than in all of last year, and I am confident it is just a matter of time before we turn the corner.”

Conference Call
The Company will host a conference call today beginning at 4:30 p.m. Eastern time to review and discuss the financial results and its business outlook, and answer questions.  Shareholders and other interested parties may participate in the conference call by dialing 877-407-8033 (domestic) or 201-689-8033 (international) a few minutes before the call start time.  The call is being webcast and can be accessed at www.purebio.com.  Investors can also access the webcast at www.InvestorCalendar.com.  The webcast will be available for replay through March 16, 2013.  A replay of the conference call will be accessible until midnight May 16, 2012 by dialing 877-660-6853 or (International) 201-612-7415, and entering the Account #: 286 and the Conference ID #: 390528.

About PURE Bioscience, Inc.
PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA). PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety.  Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds.  As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area).  Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project,” "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s cash position and liquidity requirements, the Company’s failure to implement or otherwise achieve the benefits of its strategic initiatives, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

PURE Bioscience Investor Contact: Don Markley, Senior Vice President Lippert/Heilshorn & Associates (310) 691-7100 dmarkley@lhai.com	PURE Bioscience Media Contact: Michael Gallo Gutenberg Communications (212) 239-8594 mgallo@gutenbergpr.com